Exhibit 23.1
Consent of Independent Auditor
We consent to the inclusion in this Registration Statement on Form S-4 of Mid Penn Bancorp, Inc. of our report dated March 24, 2022 on the consolidated financial statements of Brunswick Bancorp, Inc. We also consent to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

New York, New York
February 21, 2023